Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Paysafe Limited
(Exact Name of Registrant as
Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common shares(1)	Rule 457(c) and Rule 457(h)	18,000,000	$7.41	$133,380,000	0.00013810	$18,419.78
Total Offering Amount					$133,380,000		$18,419.78
Total Fee Offsets							N/A
Net Fee Due							$18,419.78

(1)
Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional securities that may be offered or issued by the Registrant in connection with any stock split, stock dividend or similar transaction.
(2)
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $7.41 per share, the average of the high and low prices of the Registrant’s Common Shares on August 8, 2026, as reported on the New York Stock Exchange.